#1901 - 1177 West Hastings Street Vancouver, BC, V6E 2K3 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS   RELEASE

ANNUAL MEETING OF SHAREHOLDERS

DRI-NR-08-07

July 31, 2008

Vancouver, British Columbia… Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt: DO5) announces that at the annual meeting of shareholders held on July 30th, 2008, the shareholders approved the following matters:

1.

The election of three of management’s nominees as set out in the Information Circular; as follows:

Anton J. Drescher

Rowland Perkins

Jeffrey Pontius

Prior to the commencement of the meeting, one of management’s nominees, Gerhard Drescher, advised the Company that he no longer wished to be re-elected as a director.  Nominations were requested at the meeting and Mark Cruise was nominated.  Accordingly, Mark Cruise was appointed as the fourth member of the Company’s Board of Directors.

A base metal specialist, Mark completed his Ph.D. on the Irish Zinc Lead orefield and has extensive global base metal experience from grass-roots exploration through resource definition to production in Europe and the Americas on behalf of Pasminco Exploration and Anglo American, respectively. Mark was part of the technical team that defined, permitted and put the circa 22MT Lisheen Zinc-Lead underground mine into production on behalf of Anglo American.

2.

The appointment of BDO Dunwoody LLP, Chartered Accountants, as auditors of the Company for the ensuing year and authorizing the directors to fix the auditor's remuneration.

3.

The Company’s 2008 Stock Option Plan, pursuant to which the maximum number of common shares of the Company reserved for issuance under the 2008 Stock Option Plan shall be 10% of the issued and outstanding share capital at the time of granting.

On Behalf of the Board of Directors of

DORATO  RESOURCES INC.

“Anton J. Drescher” (signed)

Anton J. Drescher, President

Contact Information:

Quentin Mai, Manager – Investor Relations and Corporate Communications

Email: qmai@doratoresources.com

Phone: (604) 408-7488 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans and business trends.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its US disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.